                                                                    EXHIBIT 10.5

                           MOORE CORPORATION LIMITED

                                    - and -

                              PIERCE LEAHY CORP.


--------------------------------------------------------------------------------
                           SHARE PURCHASE AGREEMENT
--------------------------------------------------------------------------------
                              September 30, 1995

                               TABLE OF CONTENTS

                                  ARTICLE 1.
                                INTERPRETATION
1.1.          Definitions..................................................   1
1.2.          Schedules....................................................   5
1.3.          Headings and Table of Contents...............................   5
1.4.          Gender and Number............................................   5
1.5.          Currency.....................................................   6
1.6.          Generally Accepted Accounting Principles.....................   6
1.7.          Invalidity of Provisions.....................................   6
1.8.          Entire Agreement.............................................   6
1.9.          Waiver, Amendment............................................   7
1.10.         Governing Law................................................   7

                                  ARTICLE 2.
                               PURCHASE AND SALE
2.1.        Agreement to Purchase and Sell and Purchase Price..............   7
2.2.        Payment of Purchase Price and Delivery of Share Certificates...   7
2.3.        Deposit........................................................   8

                                   ARTICLE 3.
                        REPRESENTATIONS AND WARRANTIES
3.1.          By The Vendor................................................   8
     3.1.1.   Incorporation and Status of the Vendor.......................   8
     3.1.2.   Corporate Power of the Vendor and Due Authorization..........   8
     3.1.3.   Incorporation and Status of the Corporation..................   8
     3.1.4.   Corporate Power of the Corporation...........................   9
     3.1.5.   Capital of the Corporation...................................   9
     3.1.6.   No Subsidiaries..............................................   9
     3.1.7.   No Other Agreements to Purchase..............................   9
     3.1.8.   No Obligations to Issue Securities...........................   9
     3.1.9.   Title to, and Right to Sell, Purchased Shares................  10
     3.1.10.  No Contravention.............................................  10
     3.1.11.  Liabilities and Guarantees...................................  10
     3.1.12.  Absence of Unusual Transactions and Events...................  11
     3.1.13.  Material Contracts...........................................  13

        3.1.14. Software, Distributorship and Franchise Agreements.......    13
        3.1.15. Employment Matters.......................................    13
        3.1.16. Employees................................................    14
        3.1.17. No Default Under Agreements..............................    14
        3.1.18. Owned and Leased Property................................    14
        3.1.19. Title to Real Property...................................    15
        3.1.20. Matters Relating to Real Property........................    15
        3.1.21. Title to Assets Other Than Real Property.................    17
        3.1.22. Tax Matters..............................................    17
        3.1.23. Pension Plans............................................    18
        3.1.24. Insurance................................................    18
        3.1.25. Intellectual Property....................................    18
        3.1.26. Litigation and Other Proceedings.........................    19
        3.1.27. Corporate Records........................................    19
        3.1.28. Books of Account.........................................    19
        3.1.29. Bank Accounts, etc.......................................    20
        3.1.30. Vendor Resident of Canada................................    20
        3.1.31. Environmental Issues.....................................    20
        3.1.32. Compliance with Laws.....................................    20
        3.1.33. Non-Arm's Length Transactions............................    20
        3.1.34. Correct and Complete Copies..............................    20
        3.1.35. Consents and Approvals...................................    21
        3.1.36. Financial Statements.....................................    21
        3.1.37. Termination of Contracts.................................    21
        3.1.38. Full Disclosure..........................................    22
3.2.            By the Purchaser.........................................    22
        3.2.1.  Incorporation and Status of the Purchaser................    22
        3.2.2.  Corporate Power of the Purchaser and Due Authorization...    22
        3.2.3.  Discussions with Franchises..............................    22
        3.2.4.  Bank Financing...........................................    23
3.3.            No Finder's Fees.........................................    23
3.4.            Survival of Covenants, Representations and Warranties....    23

                                  ARTICLE 4.
                                  CONDITIONS
4.1.            Conditions for the Benefit of the Purchaser..............    24

        4.1.1.  Accuracy of Representations of Vendor and
                Compliance With Covenants................................    24
        4.1.2.  Closing Documents and Proceedings........................    24
        4.1.3.  Opinion of Vendor's Counsel..............................    25
        4.1.4.  Bank Approvals...........................................    25
        4.1.5.  Other Consents and Approvals.............................    25
        4.1.6.  Gordon Joyce Employment Agreement........................    25
        4.1.7.  Computerized Systems Software............................    25
        4.1.8.  Environmental Conditions or Liabilities..................    26
        4.1.9.  Transfer of Real Property................................    26
        4.1.10. No Action or Proceeding..................................    26
4.2             Conditions for the Benefit of the Vendor.................    26
        4.2.1.  Accuracy of Representations of Purchaser and Compliance
                With Covenants...........................................    27
        4.2.2.  Opinion of Purchaser's Counsel...........................    27
        4.2.3.  Guarantees...............................................    28
        4.2.4.  Gordon Joyce Employment Agreement........................    28
        4.2.5.  No Action or Proceeding..................................    28

                                  ARTICLE 5.
                     ADDITIONAL AGREEMENTS OF THE PARTIES
5.1.            Access to Information....................................    29
5.2.            Conduct of Business Until Time of Closing................    29
5.3.            Negative Covenant........................................    30
5.4.            Purchaser's Covenant.....................................    30
5.5.            Corporate Action, Resignations and Releases..............    31
5.6.            Satisfaction of Conditions, Other Matters................    31
5.7.            Delivery of Books and Records............................    32
5.8.            Cooperation..............................................    32
5.9.            Repayment of Indebtedness................................    32
5.10.           Non-Competition..........................................    32
5.11.           Non-Solicitation.........................................    34
5.12.           Termination of Franchise Agreements......................    35
5.13.           Environmental Matters....................................    35
5.14.           Reports Prior to Closing.................................    36

                                  ARTICLE 6.
                                INDEMNIFICATION
6.1.            Indemnification by the Vendor............................    36
6.2.            Notice of Claim..........................................    38
6.3.            Procedure for Indemnification............................    38
        6.3.1.  Purchaser's Claims.......................................    38
        6.3.2.  Third Party Claims.......................................    39
6.4.            Additional Rules and Procedures..........................    40
6.5.            Indemnification by the Purchaser.........................    41

                                  ARTICLE 7.
                                    CLOSING
7.1.            Location and Time of the Closing.........................    42
7.2.            Deliveries at the Closing................................    42

                                  ARTICLE 8.
                                GENERAL MATTERS
8.1.            Confidentiality..........................................    43
8.2.            Expenses.................................................    43
8.3.            Assignment...............................................    44
8.4.            Notices..................................................    44
8.5.            Public Announcements.....................................    46
8.6.            Reasonable Commercial Efforts............................    46
8.7.            Time of Essence..........................................    47
8.8.            Further Assurances.......................................    47
8.9.            Counterparts.............................................    48

                           SHARE PURCHASE AGREEMENT

          THIS AGREEMENT is made on the 30th day of September, 1995

BETWEEN:

                                MOORE CORPORATION LIMITED, a corporation incorporated under the laws of the Province of Ontario, Canada

                                (the "Vendor")

                                - and -

                                PIERCE LEAHY CORP., a corporation incorporated under the laws of the State of New York, United States

                                (the "Purchaser")

RECITALS:

A. The Vendor wishes to sell all of the shares it owns in the capital of the Corporation and the Purchaser, after inquiry, wishes to purchase such shares, on and subject to the terms and conditions of this Agreement;

            NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

                                  ARTICLE 1.
                                  ----------
                                INTERPRETATION
                                --------------

1.1.           Definitions
               -----------
        1.1.1.       In this Agreement,

"affiliate" has the meaning attributed to such term in the Business Corporations Act (Ontario) as of the date hereof;

"Agreement" means this agreement and all schedules attached to this agreement, in each case as they may be amended or supplemented from time to time, and the expressions "hereof", "herein", "hereto", "hereunder", "hereby" and similar expressions refer to this agreement; and unless otherwise indicated, references to Articles and sections are to Articles and sections in this agreement;

"Business" means all businesses presently carried on by the Corporation;

"Business Day" means any day, other than Saturday, Sunday or any statutory holiday in the Province of Ontario;

"Charge" means any security interest, lien, charge, pledge, encumbrance, mortgage, adverse claim or title retention agreement of any nature or kind;

"Claim" has the meaning attributed to such term in section 6.2;

"Closing" means the completion of the sale and purchase of the Purchased Shares pursuant to this Agreement at the Time of Closing;

"Closing Date" means October 26, 1995 provided that if the Closing shall not occur on such date (i) the Closing shall be deferred to a later date agreed to in writing by the parties; and (ii) failing the agreement in writing of the parties, the closing date shall be October 31, 1995;

"Corporation" means Command Records Services Limited, a corporation incorporated under the laws of Ontario;

"Financial Statements" means the balance sheet of the Corporation as at June 30, 1995 and December 31, 1994 and income statements for each of the six months ended June 30,

1995 and for the year ended December 31, 1994, including the notes thereto, attached as Schedule A;

"Financial Statements Date" means June 30, 1995;

"Franchisees" has the meaning attributed to such term in section 3.2.3;

"Intellectual Property" means trade marks and trade mark applications, trade names, certification marks, patents and patent applications, copyrights, know-how, formulae, processes, inventions, technical expertise, research data, trade secrets, industrial designs and the other similar property, whether registered or unregistered;

"Leased Property" has the meaning attributed to such term in section 3.1.18;

"Leases" has the meaning attributed to such term in section 3.1.20.8;

"Person" means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted;

"Purchase Price" has the meaning attributed to such term in section 2.1;

"Purchased Shares" has the meaning attributed to such term in section 2.1;

"Purchaser's Claim" has the meaning attributed to such term in section 6.2;

"Purchaser's Counsel" means the firm of Cozen and O'Connor of Philadelphia, Pennsylvania, or such other counsel as the Purchaser may appoint with respect to this Agreement and the matters contemplated hereby;

"Real Property" has the meaning attributed to such term in section 3.1.18;

"subsidiaries" has the meaning attributed to such term in the Business Corporations Act (Ontario) as of the date hereof;

"Tax Reassessment Period" has the meaning attributed to such term in section
3.4;

"Third Party" has the meaning attributed to such term in section 6.4.3;

"Third Party Claim" has the meaning attributed to such term in section 6.2;

"Time of Closing" means 10:00 a.m., Toronto time, on the Closing Date or such other time on the Closing Date as may be agreed upon in writing by the parties;

"Vendor's Counsel" means the firm of Tory Tory DesLauriers & Binnington of Toronto, Ontario, or such other counsel as the Vendor may appoint with respect to this Agreement and the matters contemplated hereby.

1.1.2. In this Agreement, the phrase "to the knowledge of the Vendor" means to the knowledge of:

        1.1.2.1. any of the following officers of the Corporation: Gordon Joyce, President; Joseph Hamilton, Vice President, Operations; or Stephen D'Arcy, Treasurer and Controller; or

        1.1.2.2. any of the following officers or employees of the Vendor:
        Stephen Holinski, Senior Vice President and Chief Financial Officer; George Gilmore Jr., Vice President; Joseph Duane, Vice President and General Counsel; or Dean Rech;

in each case, after appropriate inquiry.

1.2.    Schedules
        ---------

        The following are the schedules attached to this Agreement:

              Schedule A  - Financial Statements(1.1)
              Schedule B - Liabilities and Guarantees, etc.(3.1.11 and 4.2.3.1) Schedule B1 - Vendor Guarantees of Leased Facilities(4.2.3.2) Schedule C - Unusual Transactions(Restructuring)(3.1.12)
              Schedule D - Material Contracts(including Leases)(3.1.13) Schedule E - Software, Distributorship and Franchise
                            Agreements(3.1.14)
              Schedule F  - Employment Matters(3.1.15 and 3.1.23)
              Schedule F1 - Form of Employment Agreement(4.1.6)
              Schedule G  - Employees(3.1.16)
              Schedule H  - Description of Real Property and Leased Property
                            (3.1.18)
              Schedule H1 - Environmental Searches(4.1.8)
              Schedule I  - Charges(3.1.19.1 and 3.1.21)
              Schedule J  - Real Property Sold(3.1.20.9)
              Schedule K  - Insurance(3.1.24 and 3.1.34)
              Schedule L  - Intellectual Property(3.1.25)
              Schedule M  - Litigation(3.1.26)
              Schedule N  - Bank Accounts, etc.(3.1.29)
              Schedule O  - Non-Arm's Length Transactions(3.1.33)
              Schedule P  - Consents and Approvals(3.1.35)
              Schedule Q  - Arbitration Procedures(6.3.1)

1.3.    Headings and Table of Contents
        ------------------------------

        The inclusion of headings and a table of contents in this Agreement is for convenience of reference only and shall not affect the construction or interpretation hereof.

1.4.    Gender and Number
        -----------------

        In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

1.5.    Currency
        --------

        Except where otherwise expressly provided, all amounts in this Agreement are stated and shall be paid in Canadian currency.

1.6.    Generally Accepted Accounting Principles
        ----------------------------------------

        In this Agreement, except to the extent otherwise expressly provided, references to "generally accepted accounting principles" mean, for all principles stated in the Handbook of the Canadian Institute of Chartered Accountants, such principles so stated.

1.7.    Invalidity of Provisions
        ------------------------

        Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision thereof.

1.8.    Entire Agreement
        ----------------

        This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof. There are no warranties, conditions, or representations (including any that may be implied by statute) and there are no agreements in connection with such subject matter except as specifically set forth or referred to in this Agreement. No reliance is placed on any warranty, representation, opinion, advice, or assertion of fact made by any party hereto or its directors, officers, employees or agents, to any other party hereto or its directors, officers, employees or agents, except to the extent that the same has been reduced to writing and included as a term of this Agreement. Accordingly, there shall be no liability, either in tort or in contract, assessed in relation to any such warranty, representation, opinion, advice or assertion of fact, except to the extent aforesaid.

1.9.      Waiver, Amendment
          -----------------

          Except as expressly provided in this Agreement, no amendment or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

1.10.     Governing Law
          -------------

          This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.


                                   ARTICLE 2.
                                   ---------

                               PURCHASE AND SALE
                               -----------------

2.1.      Agreement to Purchase and Sell and Purchase Price
          -------------------------------------------------

          Subject to the terms of this Agreement, at the Closing the Vendor shall sell and the Purchaser shall purchase 50,855 common shares in the capital of the Corporation (the "Purchased Shares"), constituting all the issued and outstanding common shares in the capital of the Corporation, for an aggregate price of $21,835,000 (the "Purchase Price").

2.2.      Payment of Purchase Price and Deliver of Share Certificates
          -----------------------------------------------------------

          The Purchase Price shall be paid in full at the Closing by the Purchaser by delivery of a negotiable cheque certified by a Canadian chartered bank or Canadian trust company or an official bank draft drawn on a Canadian chartered bank in the amount of the Purchase Price payable to or to the order of the Vendor against delivery by the Vendor of share certificates representing the Purchased Shares duly endorsed in blank for transfer or accompanied by duly signed powers of attorney for transfer in blank.

2.3.           Deposit
               -------

               The Purchaser agrees to wire transfer on Monday, October 2, 1995 to the Vendor's Counsel, in trust, the amount of $2,183,500, as a deposit to be held by the Vendor's Counsel in escrow pursuant to the terms of the escrow agreement made as of the date hereof between the Purchaser, the Vendor and Vendor's Counsel.

                                  ARTICLE 3.
                                  ----------

                        REPRESENTATIONS AND WARRANTIES
                        ------------------------------

3.1.           By The Vendor
               -------------

               The Vendor represents and warrants to the Purchaser as follows and acknowledges that the Purchaser is relying upon the following representations and warranties in connection with its purchase of the Purchased
Shares:

       3.1.1.          Incorporation and Status of the Vendor.  The Vendor is
                       --------------------------------------
       duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

       3.1.2.          Corporate Power of the Vendor and Due Authorization.  The
                       ---------------------------------------------------
       Vendor has the corporate power and capacity to enter into, and to perform its obligations under this Agreement. Each of this Agreement and the agreements, contracts, and instruments required by this Agreement to be delivered by the Vendor at the Closing has been duly authorized by the Vendor. This Agreement has been duly executed and delivered by the Vendor and is a valid and binding obligation of the Vendor, enforceable in accordance with its terms, subject to the usual exceptions as to bankruptcy and the availability of equitable remedies.

       3.1.3.          Incorporation and Status of the Corporation.  The
                       -------------------------------------------
       Corporation is duly incorporated and organized, and is validly existing and up-to-date in the filing of all corporate and similar returns under the laws of its jurisdiction of incorporation. The

Corporation is duly registered, licensed or qualified as an extra-provincial or foreign corporation, and is up-to-date in the filing of all corporate and similar returns, under the laws of the Provinces of Ontario, British Columbia, Alberta and Quebec, which are the only jurisdictions, in which the nature of the Business or the assets owned or leased by it makes such registration, licensing or qualification necessary other than the Province of Manitoba where the Business carried on by the Corporation is not significant. The Vendor has provided to the Purchaser a complete and correct copy of the articles and by-laws of the Corporation, in each case as amended to the date hereof.

3.1.4.  Corporate Power of the Corporation.  The Corporation has the corporate
        ----------------------------------
power and capacity to own or lease its assets and to carry on the Business as the same is presently conducted.

3.1.5.  Capital of the Corporation.  The issued and outstanding capital of the
        --------------------------
Corporation consists of 50,855 common shares. All such shares have been validly issued and are outstanding as fully paid and non-assessable shares, and are owned by the Vendor.

3.1.6.  No Subsidiaries.  The Corporation has no subsidiaries.
        ---------------

3.1.7.  No Other Agreements to Purchase.  The Vendor has not entered into or
        -------------------------------
granted any written or oral agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from the Vendor of any of the Purchased Shares.

3.1.8.  No Obligations to Issue Securities.  There are no agreements, options,
        ----------------------------------
warrants, rights of conversion or other rights pursuant to which the Corporation is, or may become, obligated to issue any shares or any securities convertible or exchangeable, directly or indirectly, into any shares or other securities of the Corporation.

3.1.9.       Title to, and Right to Sell Purchased Shares. The Vendor is the
             ---------------------------------------------
sole registered and beneficial owner of the Purchased Shares with good and marketable title thereto, free of all Charges. There are no agreements or restrictions which in any way limit or restrict the transfer to the Purchaser of any of the Purchased Shares other than share transfer restrictions contained in the Corporation's articles and there are no shareholders agreements, pooling agreements, voting trusts or other agreements or understandings with respect to the voting of the Purchased Shares or any of them.

3.1.10.      No Contravention.  Subject to obtaining any consents and approvals
             ----------------
referred to in Schedule P, neither the entering into of this Agreement, the sale of the Purchased Shares nor the performance by the Vendor of any of its other obligations under this Agreement will contravene, breach or result in any default under (a) the articles, by-laws, constating documents or other organizational documents of the Vendor or the Corporation, (b) any resolution of the board of directors (or any committee thereof) or the shareholders of the Vendor or the Corporation, (c) any mortgage, lease, agreement or other legally binding instrument, license, permit, statute, regulation, order, judgment, decree or law to which any of them is a party or by which any of them or any of their properties may be bound.

3.1.11.      Liabilities and Guarantees.  The Corporation does not have
             --------------------------
outstanding any debts, obligations or liabilities (contingent or otherwise), and the Corporation is not a party to or bound by any agreement of guarantee, support, indemnification, assumption, or endorsement of, or any other similar commitment with respect to the debts, obligations or liabilities (contingent or otherwise) of any Person, other than:

     3.1.11.1. debts, obligations or liabilities in respect of trade or business obligations incurred in the ordinary course of the Business, consistent with past practice, none of which has been or is expected to be materially adverse to the nature, results of operations, assets or financial condition of, or manner of conducting, the Business; and

     3.1.11.2. debts, obligations or liabilities to the extent reflected in the Financial Statements or set out in Schedule B.

3.1.12.   Absence of Unusual Transactions and Events.  Except as set out in
          ------------------------------------------
Schedule C, the Corporation has not, since the Financial Statements Date:

     3.1.12.1. paid or satisfied any obligation or liability, absolute or contingent, other than current liabilities or obligations disclosed in the Financial Statements and current liabilities or obligations incurred since the Financial Statements Date in the ordinary course of the Business, consistent with past practice;

     3.1.12.2. sold or otherwise disposed of any fixed or capital assets having a fair market value, in the case of any single sale or disposition, in excess of $50,000 and, in the case of all sales and dispositions, in excess of $100,000 in the aggregate;

     3.1.12.3. made any capital expenditures, in the case of any single capital expenditure, in excess of $50,000 and, in the case of all capital expenditures, in excess of $100,000 in the aggregate; the Purchaser acknowledges that the Corporation is currently negotiating a prospective outsourcing contract with Banque Nationale du Canada and in connection with such contract the Corporation may commit to make capital expenditures not exceeding $538,000; the Vendor agrees to consult with the Purchaser prior to the Corporation entering into such contract and/or committing to such capital expenditures provided that if the Vendor and the Purchaser do not otherwise agree, the Purchaser hereby consents to the Corporation entering into such contract and making capital expenditures not exceeding $538,000 for such purpose;

3.1.12.4. made any material change in the manner of its billings, or the credit terms made available by it, to any of its customers;

3.1.12.5. made or suffered any change or changes in its financial condition, assets, liabilities or the Business which singly or in the aggregate, have materially adversely affected or could materially adversely affect its financial condition, assets, liabilities or the Business;

3.1.12.6. made any increase in the compensation or other benefits payable or to become payable to its employees or any of them, other than general salary increases in the ordinary course of the Business, consistent with past practice;

3.1.12.7. borrowed any monies other than for requirements in the ordinary course of the Business under the Corporation's existing banking facilities;

3.1.12.8. knowingly waived or cancelled any right or claim of a material value;

3.1.12.9. failed to use reasonable efforts to preserve its business organization intact, to keep available the services of its employees and to preserve its relationships with its customers and suppliers;

3.1.12.10. declared or paid any dividend or made any distribution, whether in cash, stock or specie, in respect of any of its shares or repurchased, redeemed or otherwise acquired any of its securities;

3.1.12.11. authorized or agreed or otherwise become committed to do any of the foregoing; or

3.1.12.12. taken any other action outside of the ordinary course of the Business.

3.1.13.         Material Contracts. The Corporation is not a party to or bound
                ------------------
by any contract, agreement or commitment except as follows:

        3.1.13.1. the leases and agreements referred to or set forth in Schedule D or in this Agreement; and

        3.1.13.2. agreements requiring the payment of, or the incurring of an obligation on the part of the Corporation for, an amount not exceeding $100,000 in the aggregate.

3.1.14.         Software, Distributorship and Franchise Agreements.  Except as
                --------------------------------------------------
set out in Schedule E, the Corporation has not:

        3.1.14.1. sold, leased, licensed or otherwise provided any "active file management" software to any Person, and has not conducted negotiations with respect to any such future agreements or commitments; or

        3.1.14.2. entered into any distributorship or franchise agreements, and has not conducted negotiations with respect to the entering into of any such agreements.

The Corporation has not approved the entering into by Command Services Atlantic Limited of any sub-franchise agreements for the establishment of record centres in the provinces of New Brunswick, Prince Edward Island and/or Newfoundland with any Person pursuant to the franchise agreement made June 10, 1980 between the Corporation, Command Services Atlantic Limited and John G. McD. Brown, and Command Services Atlantic Limited is no longer permitted to enter into any such agreements pursuant to such franchise agreement.

3.1.15.         Employment Matters.  Except as set out in Schedule F, the
                ------------------
Corporation is not a party to or is bound by any:

        3.1.15.1. written or, to the knowledge of the Vendor, oral, contract or commitment for the employment of any employee, officer or agent (other than casual employees hired through agencies); or

        3.1.15.2. contract with or commitment to any trade union, council of trade unions, employee bargaining agent or affiliated bargaining agent (collectively called "labour representatives"); no labour representatives hold bargaining rights with respect to any employees of the Corporation; and no labour representatives have applied to have the Corporation declared a related employer pursuant to the Labour Relations Act(Ontario) or similar legislation, and to the knowledge of the Vendor there are no current or threatened attempts to organize or establish any trade union or employee association with respect to the Corporation.


There is no work stoppage or other concerted action, grievance or dispute existing or, to the knowledge of the Vendor, threatened against the Corporation.


3.1.16. Employees.  Schedule G contains a complete and accurate list of the
        ---------
names of all individuals who are full-time or part-time employees or individuals engaged on contract to provide employment services (other than casual employees hired through agencies) or sales or other agents or representatives of the Corporation as of the date of this Agreement, specifying their length of hire, title or position, birth date, hourly rate(if applicable), social insurance number and annual salary.


3.1.17. No Default Under Agreements.  The Corporation is not in default or
        ---------------------------
breach in any respect of any contract, agreement, lease or other instrument to which it is a party or by which it may be bound.


3.1.18. Owned and Leased Property.  Schedule H contains a complete legal and
        -------------------------
municipal description of all of the real property owned by the Corporation (the "Real Property") and leased by the Corporation (the "Leased Property"). The Corporation does not own or lease and has not agreed to acquire or lease any real property or interest in real property other than the Real Property and the Leased Property.

3.1.19.         Title to Real Property.  The Corporation has the exclusive
                ----------------------
right to posssess, use and occupy, and has good and marketable title in fee simple to all the Real Property, free and clear of all Charges except for:

        3.1.19.1.       the Charges set out in Schedule I;

        3.1.19.2.       liens for current taxes not yet due; and

        3.1.19.3. minor title defects which do not, in the aggregate, materially adversely affect the value of such real property or materially impair or affect the use of such real property as it is presently used by the Corporation in connection with the Business.

3.1.20.         Matters Relating to Real Property.
                ---------------------------------

        3.1.20.1. The Corporation has adequate rights of ingress and egress in respect of the Real Property and Leased Property for the operation of the Business in the ordinary course;

        3.1.20.2. None of the buildings, structures, improvements or appurtenances situated on the Real Property or the Leased Property, nor the operation or maintenance thereof as currently operated and maintained by the Corporation, violates any restrictive covenant which runs with the Real Property or the Leased Property or any provision of any federal, provincial or municipal law, ordinance, rule or regulation, other than any such provision relating to environmental matters, and none of the buildings, structures, improvements or appurtenances situated on the Real Property encroaches on any property owned by others;

3.1.20.3. the Real Property, the Leased Property, the current uses thereof and the conduct of the Business on such property comply in all respects with all regulations, statutes, enactments, laws and by-laws, including, without limitation, those dealing with zoning, parking, access, loading facilities, landscaping areas, building construction, fire and public health and safety laws;

3.1.20.4. no alteration, repair, improvement, or other work has been ordered, directed or requested in writing by any governmental authority or, in respect of Leased Property, by applicable landlord, to be done or performed to or in respect of the Real Property of the Leased Property, and to the knowledge of the Vendor, no notification has been given to the Vendor or the Corporation by any such person ordering, directing or requesting any such work, other than those notifications which have been compiled with;

3.1.20.5. there is nothing owing in respect of the Real Property of the Leased Property by the Corporation to any municipal corporation or to any other corporation or commission owning or operating a public utility for water, gas, electrical power or energy, steam or hot water, or for the use thereof, and there are no outstanding levees, charges or fees assessed against the Real Property or Leased Property by any public authority, other than current accounts and assessments in respect of which the payment due date has not yet passed;

3.1.20.6. no part of the Real Property or the Leased Property has been taken or expropriated by any federal, provincial, municipal or other competent authority nor has any notice or proceeding in respect thereof been given to the Vendor or the Corporation, or to the knowledge of the Vendor, commenced;

3.1.20.7. all of the Real Property and the Leased Property (including all buildings, improvements and fixtures) is reasonably fit for its present use and there are no material repairs or replacements which are necessary to such property;


        3.1.20.8. the Corporation is not a party to any lease or agreement in the nature of a lease in respect of any real property, whether as lessor or lessee, other than the leases (the "Leases") described in Schedule D relating to the Leased Property. Except as described in Schedule D, the Corporation occupies the Leased Property and has the exclusive right to occupy and use the Leased Property. Each of the Leases is in good standing and in full force and effect without amendment thereto, and neither the Corporation nor, to the knowledge of the Vendor, any other party thereto is in breach of any covenants, conditions or obligations contained therein; and


        3.1.20.9. except as disclosed in Schedule J, since December 31, 1987, the Corporation has not sold, assigned or otherwise disposed of any real property owned by it.


3.1.21. Title to Assets Other Than Real Property.  The Corporation is the
        ----------------------------------------
absolute beneficial owner of, and has good and marketable title, free of all Charges, to all of its properties and assets (other than the Real Property) except for the Charges referred to in Schedule I.


3.1.22. Tax Matters.  The Corporation has filed all tax returns required to be
        -----------
filed by it in all applicable jurisdictions and has paid all taxes, levies, assessments, reassessments, penalties, interest and fines due and payable by it. Assessments have been issued to the Corporation covering all past periods up to and including (a) the fiscal year ended December 31, 1993 in respect of Canadian federal and Ontario provincial income tax, (b) the fiscal year ended December 31, 1994 in respect of Alberta provincial income tax, and (c) the fiscal year ended December 31, 1992 in respect of British Columbia provincial capital tax, and such assessments, if any amounts were owing in respect thereof, have been paid. Assessment for all other applicable federal and provincial taxes and levies have been issued and any amounts owing thereunder have been paid. The Corporation has withheld or collected and remitted all amounts required to be withheld or collected and remitted by it in respect of any taxes, government charges or assessments. Correct and complete copies of all federal and provincial income tax returns, including schedules thereto, filed by the Corporation since December 31, 1991, all federal goods and services tax returns filed by the Corporation since December 31, 1993 (other than for the month ended October 31, 1994), and all written communications relating thereto have been provided to the Purchaser.

3.1.23.  Pension Plans.  The only pension plans (the "plans") provided by the
         -------------
Corporation or to employees of the Corporation, and the only bonus, profit sharing, deferred compensation, retirement, hospitalization, disability, insurance, benefit or similar plan, practice or agreement, formal or informal, with respect to any of its employees, former employees or others, other than the Canada Pension Plan, to which the Corporation is a party or is bound, are those set out in Schedule F. The Corporation has not received, or applied for, any payment of surplus from any of the pension plans of the Corporation.

3.1.24.  Insurance.  All physical assets of the Corporation are covered until
         ---------
the Closing Date by fire and other insurance with responsible insurers against such risks and in such amounts as are reasonable for prudent owners of comparable assets, the particulars of which are set out in Schedule K. Upon Closing, the existing insurance will lapse, and the Purchaser will be responsible for arranging replacement coverage.

3.1.25.  Intellectual Property.  Schedule L is a list of all Intellectual
         ---------------------
Property which is comprised of all of the trade marks and trade mark applications, trade names, certification marks, patents and patent applications, copyrights and industrial designs which is owned by the Corporation or used by the Corporation in the Business (other than the Vendor's name or any variation thereof) and the offices (if any) in which the same is registered. The Corporation is the sole owner of the Intellectual Property listed on Schedule L and has the sole and exclusive right to use the Intellectual Property, except as noted on Schedule L. To the knowledge of the Vendor, the conduct of the Business does not infringe the Intellectual Property of any Person, and neither the Vendor nor the Corporation is aware of any claim, existing or threatened, by any Person regarding the Intellectual Property listed on Schedule L.

3.1.26.         Litigation and Other Proceedings.
                --------------------------------

        3.1.26.1. There is no litigation in progress or, to the knowledge of the Vendor, threatened which affects the Vendor's ability to consummate the transactions contemplated by this Agreement.

        3.1.26.2. Except as set out in Schedule M, there is no court, administrative, regulatory or similar proceeding (whether civil, quasi-criminal or criminal); arbitration or other dispute settlement procedure; investigation or inquiry by any governmental, administrative, regulatory or similar body; or any similar matter or proceeding; in progress or involving the Corporation or, to the knowledge of the Vendor, threatened against the Corporation.

3.1.27.         Corporate Records.  The corporate records and minute books of
                -----------------
the Corporation contain complete and accurate minutes of all meetings of directors and committees thereof and shareholders held since its date of incorporation. The share certificate books, register of shareholders, register of transfers and register of directors of the Corporation are complete and accurate.

3.1.28.         Books of Account.  The books and records of the Corporation
                ----------------
fairly present and disclose the financial position of the Corporation as at the relevant dates and all material financial transactions of the Corporation have been accurately recorded in such books and records.

3.1.29.         Bank Accounts, etc.  Schedule N is a complete and correct list
                -------------------
(including addresses and account numbers) of each bank, trust company or similar institution in which the Corporation has an account or safety deposit box.

3.1.30.         Vendor Resident of Canada.  The Vendor is not a non-resident of
                -------------------------
Canada under the Income Tax Act (Canada).

3.1.31.         Environmental Issues. There are no orders or directions of which
                --------------------
the Vendor or the Corporation has received notice relating to environmental matters requiring any work, repairs, construction or capital expenditures with respect to the Business or any of the real property owned or leased by the Corporation.

3.1.32.         Compliance with Laws.  The Corporation is, and is conducting the
                --------------------
Business, in compliance in all respects with all applicable laws of each jurisdiction in which the Business is carried on.

3.1.33.         Non-Arm's Length Transactions.  Except as disclosed in Schedule
                -----------------------------
O or Schedule F, the Corporation is not a party to any written contract or agreement and, to the knowledge of the Vendor, the Corporation is not a party to any oral contract or agreement, with any officer, director, employee, shareholder or any Person not dealing at arm's length with the Corporation (within the meaning the Income Tax Act (Canada)) or any affiliate of any of the foregoing.

3.1.34.         Correct and Complete Copies.  Correct and complete copies have
                ---------------------------
been provided to the Purchaser of:

        3.1.34.1. all leases and agreements (other than sales contracts) referred to in Schedules D, E and F, including all amendments thereto;

        3.1.34.2. the deferred profit sharing plan and all pension plans referred to in Schedule F; and

        3.1.34.3.       all insurance policies referred to in Schedule K.

3.1.35.         Consents and Approvals.  There is no requirement to make any
                ----------------------
filing with, give any notice to or obtain any licence, permit, certificate, registration, authorization, consent or approval of, any governmental or regulatory authority as a condition to the lawful consummation of the transactions contemplated by this Agreement, except for the filings, notifications, licences, permits, certificates, registrations, consents and approvals which relate solely to the identity of the Purchaser or the nature of any business carried on by the Purchaser. There is no requirement under any agreement, instrument or commitment relating to the Business or the Corporation to which the Vendor or the corporation is a party or by which either of them is bound to give any notice to, or to obtain the consent or approval of, any party to such agreement, instrument or commitment relating to the consummation of the transactions contemplated by this Agreement, except for the notifications, consents and approvals described in Schedule P.

3.1.36.         Financial Statements.  The Financial Statements have been
                --------------------
prepared in accordance with generally accepted accounting principles in Canada applied on a basis consistent with prior periods and present fairly the assets, liabilities (whether accrued, absolute, contingent, or otherwise) and financial condition of the Corporation as at the respective dates of the Financial Statements and the sales, earnings and results of operations of the Corporation for the respective periods covered by the Financial Statements.

3.1.37.         Termination of Contracts.  To the knowledge of the Vendor, no
                ------------------------
customer which is a party to any sales contract referred to in Schedule D intends to terminate such contract, and the Vendor does not currently contemplate the termination of any of the agreements or arrangements between the Vendor and the Corporation referred to in Schedule O.

       3.1.38.         Full Disclosure.  Neither the Vendor or the Corporation
                       ---------------
       has any information or knowledge of any facts relating to the Business which have not been disclosed to the Purchaser and which would reasonably be expected to be material to a purchaser of the Purchased Shares.

3.2.           By the Purchaser
               ----------------

               The Purchaser represents and warrants to the Vendor as follows and acknowledges that the Vendor is relying upon the following representations and warranties in connection with its sale of the Purchased Shares:

       3.2.1.          Incorporation and Status of the Purchaser.  The Purchaser
                       -----------------------------------------
       is duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

       3.2.2.          Corporate Power of the Purchaser and Due Authorization.
                       ------------------------------------------------------
       The Purchaser has the corporate power and capacity to enter into, and to perform its obligations under, this Agreement. Each of this Agreement and the agreements, contracts and instruments required by this Agreement to be delivered by the Purchaser at Closing has been duly authorized by the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and is a valid and binding obligation of the Purchaser enforceable in accordance with its terms, subject to the usual exceptions as to bankruptcy and the availability of equitable remedies.

       3.2.3.          Discussions with Franchisees.  The Purchaser has had
                       ----------------------------
       preliminary discussions with the franchisees which are parties to the two franchise agreements referred to in Schedule E (the "Franchisees") and, on the basis of those preliminary discussions believes that it will be able prior to or at Closing to negotiate obtaining a confirmation which will satisfy the condition set forth in section 4.1.7.

                3.2.4.  Bank Financing.  The Purchaser has had discussions with
                        --------------
                its bankers with respect to this Agreement and is confident that it will be able to satisfy prior to or at Closing the condition set forth in section 4.1.4.

3.3.    No Finder's Fees
        ----------------

        Each of the parties represents and warrants to the other that neither such party nor its affiliates has taken, and agrees that neither will take, any action that would cause the other party to become liable to any claim or demand for a brokerage commission, finder's fee or other similar payment.

3.4.    Survival of Covenants, Representations and Warranties
        -----------------------------------------------------

        To the extent that they have not been fully performed at or prior the Time of Closing, the representations and warranties contained in this Agreement and in all certificates and documents delivered pursuant to or contemplated by this Agreement shall survive the Closing and shall continue for two years provided, however, that the representations and warranties set out in section
3.1.22 shall terminate at the expiration of the Tax Reassessment Period.

        For the purposes of this Agreement, "Tax Reassessment Period" means the period ending on the ninetieth day following the last date on which an assessment, reassessment or other document assessing liability for tax, interest or penalties may be issued to the Corporation in respect of any taxation year ended prior to the date hereof pursuant to any applicable tax legislation.

                                  ARTICLE 4.
                                  ----------

                                  CONDITIONS
                                  ----------

4.1.  Conditions for the Benefit of the Purchaser
      -------------------------------------------

      The obligation of the Purchaser to complete the purchase of the Purchased Shares pursuant to this Agreement is subject to the satisfaction of, or compliance with, at or prior to the Time of Closing, each of the following conditions (each of which is acknowledged to be for the exclusive benefit of the Purchaser):

      4.1.1.  Accuracy of Representations of Vendor and Compliance With
              ---------------------------------------------------------
      Covenants. The representations and warranties of the Vendor made in or
      ---------
      pursuant to this Agreement shall be true and correct in all material respects at the Time of Closing with the same force and effect as if made at and as of the Time of Closing; the covenants contained in this Agreement to be performed by the Vendor at or prior to the Time of Closing shall have been performed in all material respects; the Vendor shall not be in breach of any material agreement on its part contained in this Agreement; and the Purchaser shall have received a certificate confirming the foregoing, signed for and on behalf of the Vendor by senior officers or directors of the Vendor or other persons acceptable to the Purchaser, in form and substance satisfactory to the Purchaser and the Purchaser's Counsel.


      4.1.2.  Closing Documents and Proceedings.  All documents relating to the
              ---------------------------------
authorization and completion of the transaction contemplated by this Agreement and all actions and proceedings taken at or prior to the Time of Closing in connection with the performance by the Vendor of its obligations under this Agreement shall be satisfactory to the Purchaser and to the Purchaser's Counsel, acting reasonably, and the Purchaser shall have received copies of all such documents and evidence that all such actions and proceedings have been taken as it may reasonably request, in form and substance reasonably satisfactory to the Purchaser and the Purchaser's Counsel.

4.1.3.          Opinion of Vendor's Counsel.  The Purchaser shall have received
                ---------------------------
an opinion of Vendor's Counsel in form and substance satisfactory to the Purchaser's Counsel, acting reasonably, substantially to the same effect as the representations and warranties of the Vendor in sections 3.1.1, 3.1.2, 3.1.3, 3.1.4, 3.1.5, 3.1.9, 3.1.10 and 3.1.19 and as to such other matters incidental to the matters herein contemplated as the Purchaser and the Purchaser's Counsel may reasonably request. In rendering such opinion, the Vendor's Counsel shall be entitled to rely, as to matters of fact, on certificates of senior officers of the Vendor or the corporation and shall be entitled to qualify, by reference to his knowledge after appropriate enquiry, those portions of the opinion which it is reasonable and customary to so qualify.

4.1.4.          Bank Approvals.  The Purchaser shall have received approval and
                --------------
funding from the Purchaser's banks with respect to the completion of the purchase of the Purchased Shares.

4.1.5.          Other Consents and Approvals.  The Vendor shall have delivered
                ----------------------------
to the Purchaser, in form and substance satisfactory to the Purchaser and the Purchaser's Counsel, acting reasonably, the consents and approvals referred to in Schedule P.

4.1.6.          Gordon Joyce Employment Agreement.  The Corporation and Gordon
                ---------------------------------
Joyce shall have entered into an employment agreement substantially in the form of the draft employment agreement set forth in Schedule F1.

4.1.7.          Computerized Systems Software.  The Purchaser shall have
                -----------------------------
received confirmation from the Franchisees that the Corporation is not required to furnish to the Franchisees or permit them to use any computerized systems software other than that previously furnished to or used by the Franchisees, and that the Corporation shall have no obligation to further modify or enhance the computerized systems software previously furnished to or used by the Franchisees, which confirmation shall be in form and substance satisfactory to the Purchaser, acting reasonably, it being understood that such confirmation is proposed to be obtained as part of the negotiations between the Corporation, the Purchaser and the Franchisees for the termination of the franchise agreements referred to in Schedule E as contemplated in section 5.12.

      4.1.8.  Environmental Conditions or Liabilities.  The tests and enquiries
              ---------------------------------------
      referred to in section 5.13 and the searches referred to in Schedule H1 shall not have disclosed any environmental conditions or liabilities which, in the aggregate, would reasonably be expected to cost $1,000,000 or more to correct or remediate, provided that the absence of such conditions or liabilities shall not be a condition of Closing if the Vendor corrects or remediates such conditions or liabilities or provides to the Purchaser an indemnity in respect thereof on terms and conditions satisfactory to the Purchaser, acting reasonably.

      4.1.9   Transfer of Real Property. The Vendor shall have transferred to
              -------------------------
      the Corporation at or prior to the Time of Closing legal title to the real property (the "Brampton Property") municipally known as 195 Summerlea Road, Brampton, Ontario and more particularly described in Schedule H, which real property is Real Property for all purposes of this Agreement.

      4.1.10. No Action or Proceeding. No legal or regulatory action or
              -----------------------
      proceeding shall be pending or threatened by any Person to enjoin, restrict or prohibit the purchase and sale of the Purchased Shares hereunder.

           If any of the conditions contained in this section 4.1 shall not be fulfilled or performed at or prior to the Time of Closing to the satisfaction of the Purchaser (acting reasonably), the Purchaser may, by notice to the Vendor, terminate this Agreement and the obligations of the Vendor and the Purchaser under this Agreement other than the obligations contained in sections 3.3, 8.1 and 8.2. The Purchaser may also bring an action against the Vendor for damages suffered by the Purchaser where the non-performance or non-fulfilment of a condition is as a result of a breach of covenant, representation or warranty by the Vendor which is in the Vendor's control. Any condition may be waived in whole or in part by the Purchaser without prejudice to any claims it may have for breach of covenant, representation or warranty.

4.2.    Conditions for the Benefit of the Vendor
        ----------------------------------------

        The obligation of the Vendor to complete the sale of the Purchased Shares hereunder is subject to the satisfaction of or compliance with, at or prior to the Time of Closing, each of the following conditions (each of which is acknowledged to be for the exclusive benefit of the Vendor):

        4.2.1.  Accuracy of Representations of Purchaser and Compliance
                -------------------------------------------------------
With Covenants. The representations and warranties of the Purchaser made in or
--------------
pursuant to this Agreement (other than the representations and warranties in sections 3.2.3 and 3.2.4) shall be true and correct in all material respects at the Time of Closing with the same force and effect as if made at and as of the Time of Closing; the covenants contained in this Agreement to be performed by the Purchaser at or prior to the Time of Closing shall have been performed in all material respects; the Purchaser shall not be in breach of any material agreement on its part contained in this Agreement; and the Vendor shall have received a certificate confirming the foregoing, signed for and on behalf of the Purchaser by senior officers or directors of the Purchaser or other persons acceptable to the Vendor, in form and substance satisfactory to the Vendor and the Vendor's Counsel.

        4.2.2. Opinion of Purchaser's Counsel. The Vendor shall have received an
               ------------------------------
opinion of the Purchaser's Counsel substantially to the same effect as the representations and warranties of the Purchaser in sections 3.2.1 and 3.2.2. In rendering such opinion, Purchaser's Counsel shall be entitled to rely, as to matters of fact, on certificates of senior officers of the Purchaser and shall be entitled to qualify, by reference to his knowledge after appropriate enquiry, those portions of the opinion which it is reasonable and customary to so qualify.

4.2.3.  Guarantees.
        ----------

    4.2.3.1. The Purchaser shall have arranged to the satisfaction of the Vendor to replace all guarantees and similar commitments of the Vendor in favour of The Bank of Nova Scotia listed in Schedule B.

    4.2.3.2. The Purchaser shall have used all reasonable commercial efforts to arrange to the satisfaction of the Vendor to replace all other guarantees listed in Schedule B1, and the Vendor shall have received from the Purchaser an indemnity in form and substance satisfactory to the Vendor, acting reasonably, in respect of any such guarantee for which no replacement shall have been arranged.

4.2.4.  Gordon Joyce Employment Agreement.  The Vendor shall have entered into
        ---------------------------------
an agreement with Gordon Joyce on terms and conditions satisfactory to the Vendor, acting reasonably, terminating Mr. Joyce's employment with the Vendor and releasing the Vendor and the Corporation from any liability thereunder or in respect thereof (other than as contemplated below or in the employment contract referred to in section 4.1.6); it being understood that in negotiating such termination, the Vendor is prepared to pay all compensation and other incentive payments to which Mr. Joyce is otherwise entitled under his existing employment contract with the Vendor to the date of termination (other than severance payments payable upon termination of Mr. Joyce's employment) and to treat Mr. Joyce for purposes of entitlement under the Vendor's pension plan as an employee of the Vendor until December 31, 1995.

4.2.5.  No Action or Proceeding.  No legal or regulatory action or proceeding
        -----------------------
shall be pending or threatened by any Person to enjoin, restrict or prohibit the purchase and sale of the Purchased Shares hereunder.

    If any of the conditions contained in this section 4.2 shall not be fulfilled or performed at or prior to the Time of Closing to the satisfaction of the Vendor (acting reasonably), the Vendor may, by notice to the Purchaser, terminate this Agreement and the obligations of the Vendor and the Purchaser under this Agreement other than the obligations contained in sections 3.3, 8.1 and 8.2. The Vendor may also bring an action against the Purchaser for damages suffered by the Vendor where the non-performance or non-fulfillment of a condition is as a result of a breach of covenant, representation or warranty by the Purchaser which is in the Purchaser's control. Any condition may waived in whole or in part by the Vendor without prejudice to any claims it may have for breach of covenant representation or warranty.

                                   ARTICLE 5
                                   ---------

                     ADDITIONAL AGREEMENTS OF THE PARTIES
                     ------------------------------------

5.1.      Access to Information
          ---------------------

          The Vendor shall cause the Corporation to give, until the Time of Closing, to the Purchaser and its accountants, legal advisers and representatives during normal business hours full access to its premises, accounts, tax returns, contracts, commitments and records.

5.2.      Conduct of Business Until Time of Closing
          -----------------------------------------

          Except as expressly provided in this Agreement or except with the prior written consent of the Purchaser, prior to the Time of Closing the Vendor shall cause the Corporation to:

     5.2.1. operate the Business in the ordinary course, consistent with past practice;

     5.2.2. maintain its books, records and accounts in the ordinary course on a basis consistent with past practice; and

     5.2.3. do or refrain from doing all acts and things in order to ensure that the representations and warranties in section 3.1 remain true and correct at the Time of Closing.

5.3.            Negative Covenant
                -----------------

                Except as expressly provided in this Agreement or except with the prior written consent of the Purchaser, prior to the Time of Closing the Vendor shall ensure that the Corporation does not:

        5.3.1. amend its articles, by-laws, constating documents or other organizational documents;

        5.3.2. amalgamate, merge or consolidate with, or acquire all or substantially all the shares or assets of, any Person;

        5.3.3. transfer, lease, license, sell or otherwise dispose of any of its assets, other than inventory in the ordinary course of the Business, consistent with past practice;

        5.3.4.          do any act or thing of the kind described in sections
        3.1.12 or 3.1.13 or enter into any contract, agreement or commitment of the kind described in sections 3.1.12, 3.1.13, 3.1.14 or 3.1.15;

        5.3.5. reveal any confidential Intellectual Property of the Corporation to any Person other than the Purchaser or its agents; or

        5.3.6. fail to keep the premises occupied by the Corporation and the physical assets of the Corporation in good operating condition and in a state of good maintenance and repair having regard to the use to which the assets are put and the age thereof.

5.4.            Purchaser's Covenant
                --------------------

                Except as otherwise expressly provided in this Agreement or except with the prior written consent of the Vendor, prior to the Time of Closing the Purchaser (a) shall do or refrain from doing all acts and things in order to ensure that the representations and warranties in sections 3.2.1. and
3.2.2. remain true and correct at the Time of Closing as if such representations and warranties were made at and as of such date and (b) shall use all reasonable commercial efforts to satisfy or cause to be satisfied the conditions in sections 4.1. and 4.2. If, notwithstanding such efforts, the Purchaser is unable to satisfy such conditions, the Purchaser shall not be liable to the Vendor for any breach of covenant, provided that nothing contained herein shall affect any condition precedent to the Vendor's obligation to complete the transaction contemplated hereby referred to in section 4.2. or any obligation of the Purchaser to indemnify the Vendor pursuant to section 6.5.

5.5.    Corporate Action, Resignations and Releases
        -------------------------------------------

        At or prior to the Time of Closing, the Vendor shall cause all necessary corporate action to be taken for the purpose of approving the transfer of the Purchased Shares to the Purchaser. At or prior to such time, the Vendor shall also obtain the resignations of all the directors of the Corporation. If requested by the Purchaser, the Vendor shall cause nominees of the Purchaser to be elected or appointed directors of the Corporation to fill any vacancies.

5.6.    Satisfaction of Conditions, Other Matters
        -----------------------------------------

        The Vendor shall use all reasonable commercial efforts to (a) satisfy or cause to be satisfied the conditions in sections 4.1 and 4.2, (b) deliver, at or prior to the Time of Closing, the consents and approvals referred to in Schedule P, and (c) obtain and register against the applicable Real Property discharges of the Charges referred to in paragraphs 33, 34 and 35 of Schedule I. If, notwithstanding such efforts, the Vendor is unable to satisfy such conditions, deliver any of such consents and approvals or obtain and register any such discharges, the Vendor shall not be liable to the Purchaser for any breach of covenant, provided that nothing contained herein shall affect any condition precedent to the Purchaser's obligation to complete the transaction contemplated hereby referred to in section 4.1 or any obligation of the Vendor to indemnify the Purchaser pursuant to section 6.1. If the Purchaser completes the transaction contemplated hereby on the Closing Date notwithstanding that any consents, approvals or discharges have not been obtained, the Vendor shall continue after the Closing to use reasonable commercial efforts as requested by the Purchaser from time to time in order to attempt to obtain any such consent, approval or discharge.

5.7.      Delivery of Books and Records
          -----------------------------

          The Vendor shall deliver or cause to be delivered to the Purchaser, at the Time of Closing, all of the books and records of and relating to the Corporation and the Business subject to the right of the Vendor to retain copies of extracts of such books or records to the extent necessary to maintain its own books and records or as required by law.

5.8.      Cooperation
          -----------

          The parities shall cooperate fully in good faith with each other and their respective legal advisers, accountants and other representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement.

5.9.      Repayment of Indebtedness
          -------------------------

          At the Time of Closing, the Purchaser shall pay to the Vendor the outstanding amounts owing by the Corporation to the Vendor (not exceeding $4,000,000). The Purchaser will also satisfy in full any amounts outstanding under the bank facilities of the Corporation with the Bank of Nova Scotia (to a maximum amount of $2.7 million) which have been guaranteed in whole or in part by the Vendor.

5.10.     Non-Competition
          ---------------

          Neither the Vendor nor its affiliates shall (without the prior written consent of the Corporation and the Purchaser), for a period of 3 years from the Closing Date, directly or indirectly, in any manner whatsoever including, without limitation, either individually, in partnership, jointly or in conjunction with any other Person, or as principal, agent or shareholder:

     5.10.1.     carry on or be engaged in any business;

        5.10.2. permit its name or any part thereof to be used or employed by any Person carrying on or engaged in any business; or

        5.10.3. have any material financial or other interest (including an interest by way of loan or guarantee of debts and obligations or royalty or other compensation arrangements) in or in respect of the business of any Person which carries on or is engaged in any business:

in Canada which is the same as or substantially similar to or which competes with the Business provided, however, that nothing in this section shall prevent the Vendor from owning not more than 10% of the issued shares of the Corporation or of a corporation, the shares of which are listed on a recognized stock exchange or traded in the over the counter market in Canada, which; carries on a business which is the same as or substantially similar to or which competes with the Business.

                For the purposes of this section 5.10 (and notwithstanding section 1.1.1.), "Business" means the following businesses as presently carried on by the Corporation in Canada:

        (a) the storage of hard copy records and, in connection with such storage, related management, retrieval, delocation and security shredding services;

        (b) the storage of magnetic media records and, in connection with such storage, related bar-code driven retrieval services, including on-line retrieval and refile services, and an "Orange Card" disaster recovery premium service;

        (c) the conversion for storage purposes of hard copy records into microfilm; and

        (d)     in connection with the business referred to in paragraph (a),
                (b) or (c), the sale of records storage cartons, disk tape, cartridge carriers, mobile/fixed shelving systems and CasTraC, SlotTraC, DRTraC, Info-Sort and FileTraC interface software developed by the Corporation.

5.11.     Non-Solicitation
          ----------------

     5.11.1. Neither the Vendor nor any of its affiliates will (without the prior written consent of the Corporation and the Purchaser) at any time during the period from the Closing Date until two years from the Closing Date:

          5.11.1.1. contact any Person who is a customer or client of the Corporation, the Purchaser or their affiliates for the purpose of soliciting such customer or client to cease to do any Business (as such term is defined in section 5.10) with the Corporation or the Purchaser; or


          5.11.1.2. initiate contact with any employee or officer of the Corporation, the Purchaser or their affiliates for the purpose of offering him or her employment with any Person other than the Corporation, the Purchaser or their affiliates provided the foregoing shall not prevent the Vendor or any of its affiliates from contacting or hiring any such employee or officer in response to an initial contact from such employee or officer; or

          5.11.1.3. except as may be required by law or in connection with any reasonably necessary corporate or governmental filing or in connection with any dispute under this Agreement, disclose any confidential information relating to the Corporation or the Business (other than information which is generally available to the public) to any Person or use the same for any purpose other than those of the Corporation or the Purchaser.

     5.11.2. The Vendor agrees not to solicit Bank of Montreal or Canada Trust with respect to the "Stock Select Service" fulfilment services currently rendered to them by the Corporation provided, however, that the Vendor may submit a bid to provide such services in the event of a solicitation of bids by Bank of Montreal or Canada Trust for the provision of such services.

5.12. Termination of Franchise Agreements
      -----------------------------------

      The Purchaser and the Vendor agree to use all reasonable commercial efforts to terminate the two franchise agreements referred to in Schedule E between the Corporation and each of the Franchisees in their entirety effective prior to or at the Time of Closing, such that upon the termination of such franchise agreements the Corporation will no longer have any obligations to the Franchisees except as contemplated below. In connection with such efforts and notwithstanding any other provision of this Agreement, the Purchaser and the Vendor agree that in consideration for terminating the franchise agreements the Purchaser and the Corporation will offer (a) to provide the Franchisees with the source codes for the computer systems software previously furnished by the Corporation to the Franchisees, (b) to eliminate the royalty payable to the Corporation under the franchise agreements, (c) to participate with the Franchisees in future joint business opportunities where it is commercially reasonable for the Corporation to do so, and (d) in the case of the London, Ontario franchise, not to compete with the relevant Franchisee within a twenty-five mile radius of the City of London, and, in the case of the Nova Scotia franchise, not to compete with the relevant Franchisee in the Province of Nova Scotia. The Purchaser and the Vendor acknowledge and agree that if the franchise agreements are terminated as aforesaid the condition precedent to closing contained in subsection 4.1.7 shall be deemed to have been satisfied.

5.13.   Environmental Matters
        ---------------------
        The Purchaser shall arrange (at its expense) as soon as reasonably practicable:

    (a) to have the sprayed on insulation observed by Dames and Moore in its 1995 Phase 1 Environmental Audit Report relating to the 640 Coronation Drive property in Scarborough, Ontario (the "Coronation Drive Property") tested to determine whether it contains any asbestos;

       (b) to pressure test the underground storage tank identified by Dames and Moore in its 1995 Phase 1 Environmental Audit Report relating to the 34 Ste. Helene property in St. Lambert, Quebec to determine whether the tank is sound (that is, there is no evidence of leakage) and, if the tank is not sound, to test the surrounding soil to determine whether there is contamination; and

       (c) for Dames and Moore to confirm whether the two pipes leading to a floor drain identified by Dames and Moore in its 1995 Phase 1 Environmental Audit Report relating to the Coronation Drive Property do not and have not discharged any hazardous substances.

5.14.          Reports Prior to Closing
               ------------------------

               The Purchaser shall notify the Vendor forthwith upon the fulfilment of each of the conditions set forth in sections 4.1.4, 4.1.6, 4.1.7,
4.1.8 and 4.2.3, and the Vendor shall notify the Purchaser forthwith upon the fulfilment of each of the conditions set forth in sections 4.1.5, 4.1.9 and 4.2.4, or upon such party concluding for any reason that any such condition will not be fulfilled on or prior to Closing. Prior to Closing, each party shall report from time to time to the other with respect to the status of the fulfilment of each such conditions and in any event shall report to the other on October 16, 1995 and October 23, 1995 with respect to the status of the fulfilment of each such condition.


                                  ARTICLE 6.
                                  ----------
                                INDEMNIFICATION
                                ---------------

6.1.           Indemnification by the Vendor
               -----------------------------

               The Vendor shall indemnify and save the Purchaser and its affiliates, directors, officers, agents and employees (collectively, the "Indemnified Party") harmless for and from:

6.1.1. any assessment or reassessment for taxes payable by the Corporation, whether relating to income, sales, real or personal property, or other types of taxes, including interest and penalties, for any period up to the Closing Date for which no adequate reserve has been provided and disclosed:

6.1.2. any losses, damages or deficiencies suffered by the Indemnified Party as a result of any breach of representation, warranty, covenant or agreement on the part of the Vendor contained in this Agreement;

6.1.3. any losses or damages suffered by the Indemnified Party as a result of any claim by Gordon Joyce pursuant to his existing employment contract with the Vendor or the termination agreement referred to in section 4.2.4 and any liability for pension payments to Mr. Joyce pursuant to the Vendor's pension plan;

6.1.4. any liability for land transfer tax or other tax or expense payable by reason of the transfer of the Brampton Property from the Vendor to the Corporation as contemplated in section 4.1.9;

6.1.5. any liability of the Corporation in respect of the Charges referred to in paragraphs 33, 34 and 35 of Schedule I; and

6.1.6. all claims, demands, costs and expenses, including legal fees, in respect of the foregoing.

                The Purchaser shall hold and obtain the right and benefits of this section 6.1 on behalf of and in trust for each of its affiliates and the directors, officers, employees and agents of the Purchaser and its affiliates (for greater certainty, an "affiliate" of the Purchaser shall include, without limitation, a Person with which the Purchaser becomes an affiliate as a result of the closing of the transaction contemplated hereby).

6.2. Notice of Claim
     ---------------

     An Indemnified Party shall promptly give notice to the Vendor of any claim for indemnification pursuant to section 6.1 (a "Claim", which term shall include more than one Claim) provided, however, that failure to give prompt notice of a Claim shall not relieve the Vendor of its obligations hereunder except and to the extent that the Vendor is prejudiced by such failure. Such notice shall specify whether the Claim arises as a result of a claim by a Person against the Indemnified Party (a "Third Party Claim") or whether the Claim does not so arise (a "Purchaser's Claim"), and shall also specify with reasonable particularity (to the extent that the information is available):

     6.2.1.  the factual basis for the Claim; and

     6.2.2. the amount of the Claim, or, if an amount is not then determinable, an approximate and reasonable estimate of the likely amount of the Claim.

6.3. Procedure for Indemnification
     -----------------------------

     6.3.1.  Purchaser's Claims.  With respect to Purchaser's Claims, following
             ------------------
receipt of notice from an Indemnified Party of a Claim, the Vendor shall have 30 days to make such investigation of the Claim as the Vendor considers necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Vendor and its authorized representatives the information relied upon by the Indemnified Party to substantiate the Claim. If the Indemnified Party and the Vendor agree at or prior to the expiration of such 30 day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Vendor shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim.

     If the Indemnified Party and the Vendor do not agree within such period (or any mutually agreed upon extension thereof), the Indemnified Party and the Vendor agree that the dispute shall be submitted to arbitration pursuant to the Arbitration Act, 1991 (Ontario). Such dispute shall not be made the subject matter of an action in a court of law or equity by either the Indemnified Party or the Vendor unless the dispute has first been submitted to arbitration and finally determined in accordance with the provisions of Schedule Q. Any such action commenced thereafter shall only be for judgment in accordance with the decision of the arbitrators and the costs incidental to the action. In any such action the decision of the arbitrators shall be conclusively deemed to determine the rights and liabilities as between the parties to the arbitration in respect of the matter in dispute.

6.3.2.  Third Party Claims.  With respect to any Third Party Claim, provided
        ------------------
that it shall have confirmed in writing its obligation to indemnify the Indemnified Party in respect of any potential liability arising therefrom, the Vendor shall have the right, at its own expense, to participate in or assume control of the negotiation, settlement or defence of such Third Party Claim and, in such event, the Vendor shall reimburse the Indemnified Party for all the Indemnified Party's out-of-pocket expenses as a result of such participation or assumption. If the Vendor elects to assume such control, the Indemnified Party shall cooperate with the Vendor, and shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf, provided the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Vendor consents to the retention of such counsel or unless the named parties to any action or proceeding include both the Vendor and the Indemnified Party and the representation of both the Vendor and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interest between them (such as the availability of different defences). If the Vendor, having elected to assume such control, thereafter fails to defend the Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control and the Vendor shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim. The Vendor agrees to consult with the Indemnified Party with respect to the selection and retention of counsel.

6.4.            Additional Rules and Procedures
                -------------------------------

                Notwithstanding any other provision of this Agreement, the obligation of the Vendor to indemnify an Indemnified Party shall be subject to the following:

        6.4.1. Any Claim arising as a result of a breach of a representation or warranty contained in this Agreement shall be made not later than the date on which, pursuant to section 3.4. such representation or warranty terminated.

        6.4.2. The Vendor's obligation to indemnify the Indemnified Party shall apply only to the extent that the Claims of one or more Indemnified Parties, including the Claim in question, exceed $1,000,000 in the aggregate; provided that this limitation shall not apply to the Claims referred to in sections 6.1.3, 6.1.4 or 6.1.5 in respect of which Claims the Vendor shall have an absolute obligation to indemnify in accordance with such sections and any such Claims shall not be treated as Claims in calculating the aggregate amount of Claims for the purposes of this section 6.4.2.

        6.4.3. In the event that any Third Party Claim is of a nature such that the Indemnified Party is required by applicable law to make a payment to any Person (a "Third Party") with respect to such Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may make such payment and the Vendor shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for any such payment, subject to the limitation in section 6.4.2. If the amount of any liability of the Indemnified Party under the Third Party Claim in respect of which such a payment was made, as finally determined (net of any repayments or refunds by the Third Party to the Indemnified Party), is less than the amount which was paid by the Vendor to the Indemnified Party, the Indemnified Party shall, forthwith, pay the amount of such difference to the Vendor.

     6.4.4. Except in the circumstance contemplated by section 6.4.3, and whether or not the Vendor assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnified Party shall not negotiate, settle, compromise or pay any Third Party Claim except with the prior written consent of the Vendor (which consent shall not be unreasonably withheld), unless the Vendor fails to have confirmed its obligation to indemnify in accordance with section 6.3.2.

     6.4.5. The Indemnified Party shall not permit any right of appeal in respect of any Third Party Claim to terminate without giving the Vendor notice thereof and an opportunity to contest such Third Party Claim.

     6.4.6. The Indemnified Party and the Vendor shall cooperate fully with each other with respect to Third Party Claims, shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available) and shall each designate a senior officer who will keep himself informed about and be prepared to discuss the Third Party Claim with his counterpart and with counsel at all reasonable times.


     6.4.7. Notwithstanding section 6.3.2, the Vendor shall not settle any Third Party Claim or conduct any related legal or administrative proceeding in a manner which would, in the opinion of the Purchaser, acting reasonably, have a material adverse impact on the Purchaser.

6.5.      Indemnification by the Purchaser
          --------------------------------

          The Purchaser shall indemnify and save the Vendor and its affiliates, directors, officers, agents and employees harmless for and from all claims, demands, payments, liabilities, costs or expenses arising under or by reason of the agreement referred to in section 4.1.6. including legal fees incurred by the Vendor. The Vendor shall promptly give notice to the Purchaser of any claim for indemnification pursuant to this section 6.5 provided, however, that the failure to give prompt notice of a claim shall not relieve the Purchaser of its obligations hereunder except and to the extent that the Purchaser is prejudiced by such failure. The provisions of section 6.3.2 and Sections 6.4.3 to 6.4.7, inclusive, shall apply, mutatis mutandis, to all claims for indemnity by the Vendor under this section 6.5.

                                  ARTICLE 7.
                                  ----------

                                    CLOSING
                                    -------

7.1.       Location and Time of the Closing
           --------------------------------

           The Closing shall take place at the Time of Closing on the Closing Date at the offices of Vendor's Counsel.

7.2.       Deliveries at the Closing
           -------------------------

           At the Closing, the Vendor shall deliver the share certificates representing the Purchased Shares and such other documents as are required or contemplated to be delivered by the Vendor or the Vendor's Counsel pursuant to this Agreement, and the Purchaser shall pay the Purchase Price and shall deliver such documents as are required or contemplated to be delivered by the Purchaser or the Purchaser's Counsel pursuant to this Agreement.

                                  ARTICLE 8.
                                  ----------

                                GENERAL MATTERS
                                ---------------

8.1.    Confidentiality
        ---------------

        If the transaction contemplated by this Agreement is not completed, the Purchaser shall not, except as contemplated below, directly or indirectly use for its own purposes or communicate to any other Person any confidential information or data relating to the Vendor, the Corporation or to the Business which become known to the Purchaser, its accountants, legal advisers or representatives as a result of the Vendor making the same available in connection with the transaction contemplated hereby. The foregoing shall not prevent the Purchaser from disclosing or making available to its accountants, professional advisers and bankers and other lenders, whether current or prospective, any such information or data and shall not apply to any information that (a) is known to the Purchaser prior to being disclosed to the Purchaser by the Vendor or the Corporation, (b) subsequently becomes available to the Corporation from a Person (other than the Vendor or the Corporation or their officers, employees, agents or representatives), who is not in violation of any confidentiality obligation owed to the Vendor or the Corporation, (c) is or becomes generally available to the public, or (d) is required to be disclosed by the Purchaser by law.

8.2.    Expenses
        --------

        Each of the Vendor and the Purchaser shall be responsible for the expenses (including fees and expenses of legal advisers, accountants and other professional advisers) incurred by them, respectively, in connection with the negotiation and settlement of this Agreement and the completion of the transaction contemplated hereby.

8.3.    Assignment
        ----------

        Except as provided in this section, no party may assign its rights or benefits under this Agreement. The Purchaser may assign its rights hereunder to a corporation legally controlled directly or indirectly by the Purchaser provided, however, that such assignment shall not release the Purchaser from its obligations under this Agreement.

8.4.    Notices
        -------

        Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by prepaid first-class mail, by facsimile or other means of electronic communication or by hand-delivery as hereinafter provided. Any such notice or other communication, if mailed by prepaid first-class mail at any time other than during a general discontinuance of postal service due to strike, lockout or otherwise, shall be deemed to have been received on the fourth Business Day after the post-marked date thereof, or if sent by facsimile or other means of electronic communication, shall be deemed to have been received on the Business Day following the sending, or if delivered by hand shall be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee. Notice of change or address shall also be governed by this section. In the event of a general discontinuance of postal service due to strike, lock-out or otherwise, notices or other communications shall be delivered by hand or sent by facsimile or other means of electronic communication and shall be deemed to have been received in accordance with this section. Notices and other communications shall be addressed as follows:

(a)     if to the Vendor:

        Moore Corporation Limited
        P.O. Box 78, 1 First Canadian Place
        Toronto, Ontario
        M5X 1G5 Canada

        Attention:  Chief Financial Officer
        Telecopier Number:  (416) 364-3364

        with a copy to:

        Tory Tory DesLauriers & Binnington
        Suite 3000, Aetna Tower
        P.O. Box 270
        Toronto-Dominion Centre
        Toronto, Ontario
        M5K 1N2 Canada

        Attention:  James E. A. Turner
        Telecopier Number:  (416) 865-7380

(b)     if to the Purchaser:

        Pierce Leahy Corp.
        631 Park Avenue
        King of Prussia, PA
        19406 U.S.A.

        Attention:  J. Peter Pierce, President
        Telecopier Number:  (610) 992-8394

        with a copy to:

          Cozen and O'Connor
          1900 Market Street
          Philadelphia, PA
          19103 U.S.A.

          Attention:  Richard J. Busis
          Telecopier Number: (215) 665-2013

Notwithstanding the foregoing, any notice or other communication required or permitted to be given by either party pursuant to or in connection with any arbitration procedures contained herein or in any Schedule hereto may only be delivered by hand.

           The failure to send or deliver a copy of a notice to the Purchaser's Counsel or the Vendor's Counsel, as the case may be, shall not invalidate any notice given under this section.

8.5.      Public Announcements
          --------------------

          No press release, general communication (oral or written) to employees of the Corporation or other Persons or other general announcement or disclosure concerning the transaction contemplated by this Agreement shall be made by the Vendor or by the Purchaser without the prior written consent of the other (such consent not to be unreasonably withheld or delayed); provided, however, that any party may, without such consent make any such disclosure where the same is required by law or by any stock exchange on which any of the securities of such party or any of its affiliates are listed or by any securities commission or other similar regulatory authority having jurisdiction over such party or any of its affiliates, and if such disclosure is required, the party making the disclosure shall use reasonable commercial efforts to give prior oral or written notice to the other, and if such prior notice is not possible, to give such notice immediately following the making of such disclosure.

8.6.      Reasonable Commercial Efforts
          -----------------------------

          The parties acknowledge and agree that, for all purposes of this Agreement (unless expressly provided otherwise), an obligation of a party to use all reasonable commercial efforts to obtain any waiver, consent, approval, permit, license, release or other document shall not require such party to pay any monies or give any other consideration for the purpose of procuring same, provided that the Vendor shall pay reasonable legal fees incurred by third parties (if requested by the third party to make such payment) in connection with a request by the Vendor for a consent or approval required under this Agreement and the expenses of the Vendor (including the fees and disbursements of Vendor's Counsel) in obtaining such consents and approvals.

8.7.       Time of Essence
           ---------------

           Time is of the essence of this Agreement.

8.8.       Further Assurances
           ------------------

           Each of the parties shall promptly do, make, execute, deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other party hereto may reasonably require from time to time for the purpose of giving effect to this Agreement and shall use reasonable efforts and take all such steps as may be reasonably within its power to imple-ment to their full extent the provisions of this Agreement.

8.9.      Counterparts
          ------------

          This Agreement may be signed in counterparts and each such counterpart shall constitute an original document and such counterparts, taken together, shall constitute one and the same instrument.

          IN WITNESS WHEREOF the parties hereto have executed this Agreement.

                                        MOORE CORPORATION LIMITED

                                   By:  [SIGNATURE APPEARS HERE]
                                        ----------------------------------------

                                        [SIGNATURE APPEARS HERE]
                                        ----------------------------------------

                                        PIERCE LEAHY CORP.

                                   By:  /s/ J. Peter Pierce
                                        ----------------------------------------
                                            J. Peter Pierce, President
                                        ----------------------------------------